CONFIDENTIAL TREATMENT REQUESTED

JOINT VENTURE AGREEMENT
This JOINT VENTURE AGREEMENT (this “Agreement”) is made as of March 11, 2013, by and among Synacor, Inc., a Delaware corporation (“Synacor”), Maxit Technology Incorporated, a company incorporated under the laws of the British Virgin Islands (“Maxit”), and Synacor China, Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”). Synacor and Maxit are each referred to as a “JV Partner”. Certain capitalized terms used in this Agreement are defined in Section 11 hereof.
RECITALS
WHEREAS, it is intended that, from and after the First Closing (as defined below) and subject to the terms and conditions set forth herein, the Company shall become a joint venture between the JV Partners;
WHEREAS, the parties hereto shall, simultaneously with the execution of this Agreement, become party to that certain Shareholders Agreement dated as of the date hereof by and among the Company, Synacor and Maxit (the “Shareholders Agreement”);
WHEREAS, the parties hereto intend that (i) the Company shall directly wholly own a company limited by shares incorporated under the law of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”), which the parties intend, subject to applicable Law, to name XingMai Technology (HK) Limited (the “HK Sub”); and (ii) the HK Sub shall directly wholly own a limited liability company organized and existing under the law of the PRC, which the parties intend, subject to applicable Law, to name Beijing XingMai Technology, Ltd. (the “WFOE”), which WFOE shall operate all of the business of the Company in the PRC; and
WHEREAS, the Company and the JV Partners desire to enter into this Agreement and to set forth certain rights and obligations of the Company and the JV Partners with respect to the Company;
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the sufficiency and adequacy of which consideration the parties hereby acknowledge, the parties hereto, intending to be legally bound, agree as follows.
AGREEMENT
1.Purpose of the Joint Venture. The purpose and business scope of the WFOE shall be the supply of authentication and aggregation solutions for delivery of online content and services to customers in the PRC (the “Business Purpose”). The WFOE will not engage in any other business, unless agreed in writing by the parties hereto.
2.    Purchase and Sale of Shares.
2.1    Purchase and Sale at each Closing.
(a)    First Closing, First Series A Closing and Second Closing. Subject to the terms and conditions of this Agreement, at the First Closing, the First Series A Closing and the Second Closing (each as defined below) the Company shall issue and sell to each JV Partner, and each JV Partner shall purchase, severally and not jointly, from the Company, the number of Ordinary Shares and/or Series A Preferred Shares set forth opposite such JV Partner’s name in Schedule A attached hereto with respect to such Closing (as defined below), and for the aggregate purchase price set forth opposite such JV Partner’s name with respect to such Closing, such purchase price to be paid in cash by check or wire transfer in immediately available funds to a bank account designated by the Company or with non-cash consideration as set forth in Schedule A attached hereto.
(b)    Additional Series A Closings and Call Option Closings. Subject to the terms and conditions of this Agreement and the Shareholders Agreement, as applicable, at each Additional Series A Closing and Call Option Closing (each as defined below), the Company shall issue and sell to each participating JV Partner, and each such JV Partner shall purchase, severally and not jointly, from the Company, the number of Ordinary

CONFIDENTIAL TREATMENT REQUESTED

Shares and/or Series A Preferred Shares, and for the aggregate purchase price, determined in accordance with this Agreement and the Shareholders Agreement. Immediately after each Additional Series A Closing and Call Option Closing, Schedule A attached hereto shall be amended to list each JV Partner purchasing Shares hereunder, the number of Shares such JV Partner purchased and the aggregate purchase price paid by such JV Partner for such Shares.
(c)    Purchase Price Per Share. The purchase price per Ordinary Share shall be as set forth in Schedule A attached hereto or, in relation to any Call Option Closing, as set forth in Article 3 of the Shareholders Agreement. The purchase price per Series A Preferred Share shall be US$2.00.
2.2    Closings.
(a)    The closing of the first purchase and sale pursuant to Section 2.1 (the “First Closing” or a “Closing”) shall take place simultaneously with the execution of this Agreement.
(b)    The closing of a purchase by Synacor, and sale by the Company, of 200,000 Series A Preferred Shares pursuant to Section 2.1 (the “First Series A Closing” or a “Closing”) shall take place as soon as practicable after the First Closing, or on such other date as agreed in writing by the parties hereto.
(c)    The closing of the second purchase and sale of Ordinary Shares pursuant to Section 2.1 (the “Second Closing” or a “Closing”) shall take place within three (3) business days of satisfaction or waiver of the conditions set forth in Section 2.3, or on such other date as agreed in writing by the parties hereto.
(d)    Subject to the consummation of the Second Closing, additional closings pursuant to Section 2.1 for an aggregate number of Series A Preferred Shares equal to 800,000 (each, an “Additional Series A Closing” or a “Closing”) to be sold by the Company and purchased by Synacor shall take place in accordance with the following clauses (i) and (ii), or at such other times as agreed in writing by the parties.
(i)     500,000 Series A Preferred Shares in a timely manner over the two (2) years following the Second Closing in relation to PRC Law requirements related to the contribution of the registered capital amount of the WFOE.
(ii)    300,000 Series A Preferred Shares on an as and when needed basis by the Company.
(e)    Subject to the consummation of the Second Closing, additional closings pursuant to Section 2.1 for an aggregate number of Ordinary Shares not to exceed an aggregate purchase price of US$5,000,000 (each, a “Call Option Closing” or a “Closing”) shall take place in accordance with Article 3 of the Shareholders Agreement.
(f)    Each Closing shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, or at such other place as agreed by the parties hereto.

2.3	Conditions to Second Closing.
(a)    Synacor. The obligations of Synacor under this Agreement to consummate the Second Closing are subject to the fulfillment, at or prior to the Second Closing, of the following conditions, any one or more of which may be waived in writing by Synacor, at Synacor’s sole election.
(i)    Representations and Warranties. Each of the representations and warranties of Maxit contained in this Agreement shall be true and correct in all respects at the date of the Second Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it shall be true and correct in all respects only as of that earlier date).

CONFIDENTIAL TREATMENT REQUESTED

(ii)    Consents and Approvals. Maxit shall have obtained, and shall have delivered to Synacor copies of, all Third Party Approvals required to be obtained by Maxit in connection with the consummation of the Second Closing, and each such Third Party Approval shall be in full force and effect as of the date of such Closing.
(iii)    Agreements and Covenants. Maxit will have performed or complied in all respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Maxit at or prior to the Second Closing.
(iv)    No Violation of Law. No Law that prohibits, enjoins or otherwise materially restrains the consummation of the transactions contemplated by this Agreement will have been enacted, entered, issued, promulgated or enforced; provided, however, that the parties agree to cooperate with each other and use commercially reasonable efforts to cause any such Law to be vacated or lifted.
(v)    HK Sub and WFOE. The HK Sub and the WFOE shall have been established and all Governmental Approvals in connection therewith shall have been obtained.
(vi)    [*]. Synacor shall be satisfied that all rights to that certain [*] (the “[*] Agreement”) have been legally and validly transferred to the WFOE on terms and conditions satisfactory to Synacor and that all Governmental Approvals or other Third Party Approvals in connection therewith shall have been obtained.
(vii)     Intellectual Property. Maxit shall have granted a non-exclusive license in the territory of the PRC to MaxAd and MaxView to the Company or the WFOE on terms and conditions satisfactory to Synacor and Maxit.
(viii)     Sean Wang Employee Arrangements. Sean Wang shall have entered an employment agreement and confidentiality, non-compete and non-solicitation agreement, with terms and conditions satisfactory to Synacor, in connection with each of his roles as general manager of the WFOE and chief executive officer and president of the Company.
(ix)    Shareholders Agreement. The Shareholders Agreement shall remain in force and effect among the parties hereto and any transferees of any Shares.
(x)    Guarantee. Maxit shall have agreed to guarantee the obligations of any transferee of Ordinary Shares issued by the Company to Maxit pursuant to this Agreement and such guarantee shall be in a form acceptable to Synacor.
(b)    Maxit. The obligations of Maxit under this Agreement to consummate the Second Closing are subject to the fulfillment, at or prior to the Second Closing, of the following conditions, any one or more of which may be waived in writing by Maxit, at Maxit’s sole election.
(i)    Representations and Warranties. Each of the representations and warranties of Synacor contained in this Agreement shall be true and correct in all respects at the date of the Second Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it shall be true and correct in all respects only as of that earlier date).
(ii)    Consents and Approvals. Synacor shall have obtained, and shall have delivered to Maxit copies of, all Third Party Approvals required to be obtained by Synacor in connection with the consummation of the Second Closing, and each such Third Party Approval shall be in full force and effect as of the date of such Closing.
(iii)    Agreements and Covenants. Synacor will have performed or complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Second Closing.

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(iv)    No Violation of Law. No Law that prohibits, enjoins or otherwise materially restrains the consummation of the transactions contemplated by this Agreement will have been enacted, entered, issued, promulgated or enforced; provided, however, that the parties agree to cooperate with each other and use commercially reasonable efforts to cause any such Law to be vacated or lifted.
(v)     Intellectual Property. Synacor shall have granted a non-exclusive license in the territory of the PRC to the Company or the WFOE, on arms’ length terms and conditions, to certain technology of Synacor designated for building personalized websites for wireline and wireless users (the “Synacor License Agreement”).

2.4	Deliverables at Closing.
(a)    Synacor. Subject to the conditions set forth in this Agreement, simultaneous with Maxit’s deliveries under Section 2.4(b) and the Company’s deliveries under Section 2.4(c) for the applicable Closing, Synacor shall deliver or cause to be delivered the following.
(i)    To the Company at each Closing, the aggregate purchase price for the Ordinary Shares and/or Preferred Shares purchased by Synacor at such Closing, pursuant to Section 2.1 hereof.
(ii)    To the Company at or prior to the Second Closing, the Syancor License Agreement.
(iii)    To the Company and to Maxit at each Closing, (A) a certificate of the chief executive officer of Synacor, certifying the satisfaction of any conditions to such Closing under this Agreement; and (B) a certificate of the secretary of Synacor, certifying and attaching, the organizational documents of Synacor and any board of director or stockholder resolutions of Synacor adopted in connection with the transactions contemplated by this Agreement and the Related Agreements.
(b)    Maxit. Subject to the conditions set forth in this Agreement, simultaneous with Syancor’s deliveries under Section 2.4(a) and the Company’s deliveries under Section 2.4(c) for the applicable Closing, Maxit shall deliver or cause to be delivered the following.
(i)    To the Company at each Closing, the aggregate purchase price for the Ordinary Shares and/or Preferred Shares purchased by Maxit at such Closing, pursuant to Section 2.1 hereof.
(ii)    To the Company at or prior to the Second Closing, the Maxit License Agreement.
(iii)    To the Company at or prior to the Second Closing, the Sean Wang Employment Agreements.
(iv)    To the Company at or prior to the Second Closing, the transfer documentation, in a form satisfactory to Synacor, effecting the transfer of the [*] Agreement to the WFOE.
(v)    To the Company and to Synacor at each Closing, (A) a certificate of the chief executive officer of Maxit, certifying the satisfaction of any conditions to such Closing under this Agreement; and (B) a certificate of the secretary of Maxit, certifying and attaching, the organizational documents of Maxit and any board of director or stockholder resolutions of Maxit adopted in connection with the transactions contemplated by this Agreement and the Related Agreements.
(c)    The Company. Simultaneous with Synacors’s deliveries under Section 2.4(a) and Maxit’s deliveries under Section 2.4(b) for the applicable Closing, the Company shall deliver or cause to be delivered the following.
(i)    To Synacor and Maxit at each Closing, a copy of the Amended and Restated Memorandum and Articles of Association of the Company as in effect at such Closing.(ii)    To Syancor and Maxit at the

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CONFIDENTIAL TREATMENT REQUESTED

Second Closing and each Closing thereafter, a certificate of good standing for the Company in its jurisdiction of formation, issued by the applicable authorities therein and dated within seven (7) calendar days of such Closing.
2.5    Closing Mechanics. At each Closing, the Company shall cause the Company’s Register of Members to be updated to reflect the Shares purchased by each JV Partner thereat and deliver a copy of such updated Register of Members to each JV Partner.
3.    HK Sub and WFOE.
3.1    Formation of HK Sub and WFOE. As soon as reasonably practicable following the First Closing, the Company shall take all necessary actions to form the HK Sub and the WFOE, including, without limitation, in relation to the formation of the WFOE, obtaining the approval of the Ministry of Commerce of the PRC or its relevant local branches and business licenses issued by the State Administration of Industry and Commerce of the PRC or its relevant local branches.
3.2    [*]
4.    Operation and Management of the Company.
4.1    Training. The JV Partners will reasonably cooperate with each other and with the Company, on terms that are reasonably and mutually satisfactory to the JV Partners, to train the Company and WFOE’s personnel and to render services in connection with the Business Purpose, subject to the execution and delivery by the Company and WFOE’s personnel of customary confidentiality, non-competition and assignment of inventions agreements reasonably and mutually satisfactory to the JV Partners.
4.2    Foreign Corrupt Practices Act. The Company shall, and shall cause its subsidiaries (including the WFOE) to, comply with the United States Foreign Corrupt Practices Act, as amended (the “FCPA”), as if it were a U.S. Person and other applicable anti-corruption, recordkeeping and internal controls Laws. The Company shall not, and shall not cause or permit its subsidiaries to, directly or indirectly, take any action in violation of the FCPA or any other applicable similar anti-corruption, recordkeeping or internal controls Laws. The parties shall jointly cause the Company, as soon as reasonably practical after the date hereof, to adopt general guidelines relating to compliance with the foregoing which will address, among other topics, the retention of agents.
4.3    U.S. Tax Matters. The Company shall take commercially reasonable steps to minimize tax consequences to Synacor. Upon Synacor’s reasonable request, the Company shall assist Synacor and its direct or indirect owners in complying with tax reporting or other obligations related to such investment. Such steps shall include cooperating with Synacor in determining the appropriate entity classification of the Company or any other direct or indirect subsidiary of the Company (each, a “Subsidiary”, which term shall include the WFOE) for tax purposes, keeping, and causing each Subsidiary to keep, books and records that satisfy applicable tax law requirements, and promptly providing such information regarding the activities, income and assets of the Company and each Subsidiary as Synacor may reasonably request to enable Synacor to comply with its tax reporting obligations or to make and maintain certain tax elections in connection with its direct or indirect interest in the Company.
5.    Representations and Warranties.
5.1    General. The Company and each JV Partner represents and warrants to the others that (i) such party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation; (ii) such party has all necessary corporate power and authority to execute, deliver and perform this Agreement and each Related Agreement to which it is a party; (iii) the execution, delivery and performance of this Agreement and each Related Agreement to which it is a party have been duly authorized by all necessary action on the part of such party; (iv) this
Agreement and each Related Agreement to which it is a party, when executed and delivered by such party, will constitute the valid and binding obligations of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating

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to or limiting creditors’ rights generally and equitable principles; and (v) the execution, delivery and performance by such party of this Agreement and each Related Agreement to which it is a party and the consummation by it of its obligations hereunder and thereunder do not and will not (1) violate its organizational documents; (2) violate any applicable Law known to it; (3) result in any breach or default under any provision of any contract to which it is a party or by which it is bound; or (4) require any Third Party Approval that has not already been obtained.
5.2    Securities Laws. Each JV Partner represents and warrants to the Company and to the other JV Partner that such JV Partner (i) is an “accredited investor” within the meaning of Rule 501(a) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), (ii) is acquiring the Shares hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, (iii) understands that, under U.S. Law, the Shares being purchased hereunder may not be sold, transferred or otherwise disposed of without registration under the U.S. Securities Act of 1933, as amended, or an exemption therefrom, and that the Shares may therefore need to be held indefinitely, (iv) understands that a purchase of the Shares involves a high degree of risk, (v) can bear the economic risk of the Shares acquired hereunder for an indefinite period of time, and (vi) has such knowledge and experience in financial and business matters that such JV Partner is capable of evaluating the merits and risks of an investment in the Shares. If such JV Partner is not a U.S. Person as defined under Rule 902 of Regulation S under the Securities Act (“Regulation S”):
(a)    such JV Partner certifies that it is not a U.S. Person (a “Non-U.S. Person”), that it is not acquiring the Shares for the account or benefit of any U.S. Person and, at the time of each Closing, that it, or persons acting on its behalf in connection with such Closing, will be located outside the United States;
(b)    such JV Partner has been advised and acknowledges that (i) the Shares issued pursuant to this Agreement have not been, and when issued will not be, registered under the Securities Act, the securities Laws of any state of the United States or the securities Laws of any other country; (ii) in issuing and selling the Shares to such Non-U.S. Person pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S, Section 4(2) or Regulation D under the Securities Act; (iii) it is a condition to the availability of the Regulation S safe harbor that the Shares not be offered or sold in the United States or to a U.S. Person until the expiration of a period of one year following the date of each Closing; (iv) prior to the expiration of one year after the date of each Closing (the “Distribution Compliance Period”), the Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either (A) the offer or sale is within the United States or to or for the account of a U.S. Person and pursuant to an effective registration statement, Rule 144 under the Securities Act or an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. Person; (v) the foregoing restrictions are binding upon subsequent transferees of the Shares except for transferees pursuant to an effective registration statement; and (vi) after the Distribution Compliance Period, the Shares may be offered or sold within the United States or to or for the account of a U.S. Person only in accordance with this Agreement and pursuant to applicable securities Laws;
(c)    such JV Partner covenants that, with respect to the Shares, until the expiration of the Distribution Compliance Period: (i) such Non-U.S. Person, its agents or representatives have not and will not solicit offers to buy, offer for sale or sell any of the Shares or any beneficial interest therein in the United States or to or for the account of a U.S. Person; and (ii) notwithstanding the foregoing, prior to the expiration of the Distribution Compliance Period, the Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either (A) the offer or sale is within the United States or to or for the account of a U.S. Person and pursuant to an effective registration statement, Rule 144 or an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. Person (the foregoing restrictions are binding upon subsequent transferees of the Shares, except for transferees pursuant to an effective registration statement);

(d)    such JV Partner agrees that after the Distribution Compliance Period, the Ordinary Shares may be offered or sold within the United States or to or for the account of a U.S. Person only pursuant to applicable securities Laws;

CONFIDENTIAL TREATMENT REQUESTED

(e)    such JV Partner has not engaged, nor is it aware that any party has engaged, and such JV Partner covenants that it will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Shares;

(f)    at the time of offering to such JV Partner and communication of such JV Partner’s order to purchase the Shares and at the time of such JV Partner’s execution of this Agreement, such JV Partner was located outside the United States;

(g)    such JV Partner is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act); and

(h)    such JV Partner covenants that it will not engage in hedging transactions (within the meaning of Rule 903(b)(3)(iii)(B)(4) of Regulation S) with regard to the Shares unless in compliance with the Securities Act.

5.3    Tax Liability; Legal Representation. Each JV Partner represents and warrants to the Company and to the other JV Partner that such JV Partner (i) has reviewed with such JV Partner’s own tax advisors the U.S., non-U.S., federal, state and local tax consequences of the transactions contemplated by this Agreement; (ii) has relied solely on such advisors and not on any statements or representations of the Company, any other JV Partner or any of their respective agents; (iii) understands that such JV Partner (and not the Company or any other JV Partner) shall be responsible for such JV Partner’s own tax liability that may arise as a result of the transactions contemplated by this Agreement; and (iv) has been advised to consult with such JV Partner’s own legal counsel in connection with this Agreement.
6.    Legend; Stop Transfer Instructions.
6.1    Each certificate evidencing Securities now or hereafter owned by any JV Partner or permitted transferee shall be endorsed with the following legend.
“THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A JOINT VENTURE AGREEMENT BY AND AMONG THE HOLDER OF THE SECURITY, THE COMPANY AND CERTAIN MEMBERS OF THE COMPANY CONTAINING VARIOUS RESTRICTIONS. BY ACCEPTING ANY INTEREST IN SUCH SECURITY THE PERSON ACCEPTING SUCH SECURITY SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY THE PROVISIONS OF SAID AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

The JV Partners agree that the Company may impose (or instruct its agent to impose) restrictions on the Securities evidenced by such certificates to enforce the provisions of this Agreement, and the Company agrees to do so. The legend shall be removed only upon termination of this Agreement.

6.2    The Register of Members shall be endorsed with the following legend during the term of this Agreement.
“CERTAIN OF THE SECURITIES OF THE COMPANY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A JOINT VENTURE AGREEMENT BY AND AMONG THE HOLDER OF THE SECURITY, THE COMPANY AND CERTAIN MEMBERS OF THE COMPANY CONTAINING VARIOUS RESTRICTIONS. BY ACCEPTING ANY INTEREST IN SUCH SECURITY THE PERSON ACCEPTING SUCH SECURITY SHALL BE DEEMED TO AGREE AND SHALL BECOME BOUND BY THE PROVISIONS OF SAID AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

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7.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.
8.    Termination. Subject to Section 3.2 hereof, this Agreement shall remain in effect until the earlier of the commencement of the winding up of the Company and the date that the JV Partners mutually agree to its termination. If this Agreement is terminated pursuant to this Section 8, all further obligations of the parties under this Agreement will terminate without further liability of any party to another; provided, however, that the obligations of the parties contained in Section 9 hereof will survive any such termination. A termination under this Section 8 will not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance, if available) for any such breach or misrepresentation.
9.    Confidentiality.

9.1	Confidential Information.
(a)    Definition. Each party acknowledges that, pursuant to this Agreement and the Related Agreements, such party may be provided with or given access to confidential, proprietary and non-public information (“Confidential Information”) of another party (the “Disclosing Party”). The term “Confidential Information” shall not include information received by a party (the “Receiving Party”) or to which such party is given access (i) to the limited extent such information is in the public domain through no fault of Receiving Party, (ii) to the limited extent such information is communicated to Receiving Party from an unaffiliated third party free of any obligation of confidence, or (iii) to the limited extent developed by Receiving Party without reference to any Confidential Information.

(b)    Obligation of Confidence. Without the written consent of Disclosing Party, each party, as Receiving Party, agrees to keep confidential all Confidential Information of Disclosing Party and further agrees not to use such Confidential Information except as required or contemplated by this Agreement or the Related Agreements, provided that a party shall be permitted to disclose the foregoing (i) to such party’s accountants and legal advisors, in each case only where such Persons agree to keep the foregoing confidential; (ii) to the limited extent required by applicable Law, in which case reasonable best efforts to consult with Disclosing Party will be made prior to any such disclosure to enable Disclosing Party to seek a protective order or otherwise prevent such disclosure; and (iii) to the limited extent necessary to enforce the terms of this Agreement. Each Receiving Party shall employ all reasonable steps to protect Confidential Information of a Disclosing Party from unauthorized or inadvertent disclosure or use, including but not limited to at least such steps that Receiving Party takes to protect its own confidential and highly sensitive information.

(c)    Return or Destruction. Upon the request of Disclosing Party, Receiving Party will promptly (i) return to the Disclosing Party or (ii) destroy (and certify in writing the destruction of) all Confidential Information of the Disclosing Party along with all copies, summaries and extracts thereof (including, without limitation, any notes, memoranda, notebooks, drawings, records, reports, files, documented source and object codes and other documents and all copies or reproductions of such materials) in Receiving Party’s possession or under Receiving Party’s control, whether prepared by Receiving Party or others.

9.2    Confidentiality of Relationship. No press release or other public statement related to any Closing, the relationship contemplated by this Agreement and the Related Agreements, or the transactions contemplated hereby and thereby shall be made without the consent of the JV Partners. The parties agree, severally and not jointly, to keep confidential the terms and conditions of this Agreement and the Related Agreements and shall not disclose the foregoing to any third party, provided that a party shall be permitted to disclose the foregoing (a) to such party’s accountants and legal advisors, in each case only where such Persons agree to keep the foregoing confidential; (b) to the limited extent required by applicable Law, in which case reasonable best efforts to consult with the other parties will be made prior to any such disclosure to enable another party to seek a protective order or otherwise prevent such disclosure; (c) to the limited extent such information is in the public domain through no fault of the party making such disclosure; and (d) to the limited extent necessary to enforce the terms of this Agreement.

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9.3    Representatives. Each party shall require its employees, officers and permitted agents and representatives to comply with this Section 9.
10.    Miscellaneous.
10.1    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF NEW YORK, NEW YORK.
10.2    Dispute Resolution. Any dispute, controversy or claim (each a “Dispute”) arising out of or relating to this Agreement, the Company’s Amended and Restated Memorandum and Articles of Association or the organizational documents of the HK Sub or the WFOE (including the application, interpretation, or any alleged breach hereunder or thereunder) will be resolved in accordance with the procedures specified in this Section 10.2. The parties intend that these provisions will be valid, binding, enforceable, irrevocable and will survive any termination of this Agreement and shall be the sole and exclusive set of procedures for the resolution of any Disputes.
(a)    Negotiations. The party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute, and the parties to such Dispute shall thereafter attempt for a period of ten (10) business days to resolve such Dispute by negotiation between executives designated by each of the parties with authority to settle such Dispute. All such negotiations shall be confidential and treated as compromise and settlement negotiations for purposes of any applicable Laws. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any such negotiation period. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 10.2(c) without regard to any such ten (10) day negotiation period.

(b)    Arbitration. If such Dispute cannot be resolved pursuant to Section 10.2(a), any party may submit such Dispute to arbitration by giving a written notice of arbitration to the other parties (the “Arbitration Notice”). Any such Dispute shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect. There shall be three (3) arbitrators, one nominated by the initiating party and the second nominated by the other party, each within fifteen (15) days of receipt of the request for arbitration; the third, who shall act as the chair of the arbitral tribunal, shall be nominated by the two (2) selected arbitrators within twenty (20) days of the confirmation of the second arbitrator. If any arbitrators are not nominated within these time periods, the ICC International Court of Arbitration shall make the appointment(s). The place of arbitration shall be the Borough of Manhattan, in the City of New York, in the State of New York. The language of the arbitral proceedings shall be English. The arbitral tribunal shall apply the International Bar Association Rules on the Taking of Evidence in International Arbitration (2010). The arbitrators may award any relief permitted under this Agreement and applicable law; however they may not award punitive, exemplary or multiple damages. The award shall be rendered within eight (8) months from the selection of the chair of the arbitral tribunal, unless the parties agree to extend this time limit or the arbitral tribunal determines that the interest of justice so requires. The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder. The parties agree that any party to this Agreement shall have the right to have recourse to and shall be bound by the Pre-arbitral Referee Procedure of the ICC in accordance with its Rules for a Pre-Arbitral Referee Procedure.

(c)    Temporary or Preliminary Injunctive Relief. Notwithstanding the agreement of the parties to submit all Disputes to final and binding arbitration pursuant to Section 10.2(b), the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court of competent jurisdiction. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the arbitrators have rendered similar relief or a final award) in order to protect any party’s rights under this Agreement. Notwithstanding the provisions of Section 10.2(a) or (b) above or in this clause (c), the parties shall also have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the ICC in accordance with its Rules for a Pre-Arbitral Referee Procedure.

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(d)    Confidential Proceedings. Except as may be necessary to enter judgment upon the award or to the extent required by applicable Law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the Dispute and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the parties and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any Person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award or as required by applicable Law.

(e)    Consolidation and Joinder.

(i)    The parties to this Agreement, as well as the parties to each other Related Agreement that contains a section or clause substantially similar to this Section 10.2, are bound by this arbitration agreement, each to each other, provided that they have signed this Agreement, any of the Related Agreements, or any other contract that incorporates this clause or a substantially similar clause by reference (such clause, whether in this Agreement or in any Related Agreement or whether incorporated by reference, the “Arbitration Agreement”).

(ii)    The tribunal may, upon the application of any party to an arbitration begun under the Arbitration Agreement, whether under this Agreement or a Related Agreement, order another party to the Arbitration Agreement to be joined as an additional party to the arbitration if (1) the interests of justice and efficiency would be served by such a joinder, and (2) no prejudice would be caused to any party in any material respect as a result of such joinder, whether through undue delay or otherwise. The party applying for joinder of an additional party shall provide a copy of such application to that additional party at the same time as making the application to the tribunal. The additional party shall be given a reasonable opportunity to submit its views on the application.

(iii)    Where more than one arbitration is begun under the Arbitration Agreement (whether under this Agreement or a Related Agreement), the tribunal in the arbitration first filed may, in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before that tribunal if (1) there are issues of fact and/or law common to the arbitrations, (2) the interests of justice and efficiency would be served by such a consolidation, and (3) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. If the tribunal in the arbitration first filed orders of consolidation, each party herewith consents to such consolidation and agrees to the dismissal of each such other arbitration that has been ordered to be consolidated with such first arbitration.

(iv)    Where one or more parties are added to an arbitration as a result of a joinder or a consolidation, and where the additional party or parties are not agreeable to the constitution of the tribunal in that arbitration, then the tribunal shall be re-constituted. Where multiple claimants or multiple respondents are involved, the multiple claimants, jointly, or the multiple respondents, jointly, shall nominate an arbitrator each. In the absence of such joint nomination and where all parties are unable to agree to a method for the constitution of the tribunal, the ICC may appoint each member of the tribunal and designate one of them to act as chairman. In such a case, the ICC shall be at liberty to choose any person it regards as suitable to act as arbitrator, save that it shall be guided by any criteria upon which all the parties have agreed.

10.3    Counterparts; Headings; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.
10.4    Notices. Any notice required or permitted to be given to a party pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the applicable party as shown below the signature of such party on

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the signature page of this Agreement (or at such other address as such party may designate by fourteen (14) calendar days’ advance written notice to the other parties to this Agreement given in accordance with this Section 10.4) and to the Persons specified on such signature page to be copied, provided that such copy will not constitute notice to the applicable party. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.
10.5    Waiver; Amendment. Any provision of this Agreement may be amended only by a written instrument signed by the parties hereto. The waiver of any right under this Agreement requires only the written consent of the party waiving such right. Failure to insist upon strict compliance with any of the terms or conditions hereof will not be deemed a waiver of such term or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right hereunder at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.
10.6    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.
10.7    Entire Agreement. This Agreement, together with the Related Agreements, constitutes the entire agreement among the parties relative to the subject matter of this Agreement. This Agreement replaces and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings among the parties with respect to the matters covered hereby, including, without limitation, the portions of that certain Letter of Intent by and between Synacor and Maxit dated as of January 31, 2013, not included in the Related Agreements.
10.8    No Presumption. The parties agree that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.
10.9    Further Assurance. Each party agrees to cooperate fully with the other parties, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.
10.10    Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.
10.11    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

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10.12    Relationship. The parties intend that no partnership is created hereby, that no party hereto will be a partner of any other party hereto for any purposes, and that this Agreement will not be construed to the contrary. The parties will not represent themselves, or hold themselves out, as having any partnership relationship.
10.13    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
10.14    Expenses. Each party will each pay its own expenses incident to the negotiation, preparation and performance of this Agreement. If any party brings any action for breach of this Agreement or misrepresentation by another party, the substantially prevailing party will be entitled to reimbursement of its reasonable attorney’s and other fees, costs and expenses incurred in connection with such action.
10.15    Interpretation. Unless a provision hereof expressly provides otherwise, (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”; and (viii) all references to dollars are to the currency of the United States of America.
11.    Certain Definitions. As used in this Agreement, the following terms have the following respective meanings.
11.1    “Affiliate” means any Person, directly or indirectly, through one or more intermediaries, that Controls, is Controlled by, or is under common Control with a specified Person.
11.2    “Board” means the board of directors of the Company.
11.3    “Control” means the power to direct the management and policies, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
11.4    “Governmental Approval” means an approval, authorization, consent, qualification, registration, notice, statement, communication, filing, or any waiver of any of the foregoing, required to be obtained, filed or delivered to or from a Governmental Authority.
11.5    “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any other country or any state, county, city or other political subdivision of the United States or any other country.
11.6    “Law” means all United States and non-United States federal, state, local, municipal, and other laws, statutes, constitutions, ordinances, codes, edicts, decrees, injunctions, stipulations, judgments, orders, rulings, rules, regulations, assessments, writs, and requirements whether temporary, preliminary or permanent, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
11.7    “Ordinary Share” means an ordinary share, par value US$0.01 per share, of the Company.
11.8    “Person” means any individual, entity or group, including, but not limited to, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or Governmental Authority.
11.9    “Preferred Share” means a Series A Preferred Share.
11.10    “Related Agreements” means (i) Exhibit A to that certain Letter of Intent by and between Synacor and Maxit dated as of January 31, 2013; (ii) the Shareholders Agreement; (iii) the Synacor License Agreement; (iv)

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the Maxit License Agreement; (v) the [*] Agreement; (vi) the Sean Wang Employment Agreements; and (vii) any other agreements contemplated by this Agreement or the Shareholders Agreement.
11.11    “Securities” means an Ordinary Share, a Preferred Share, a security convertible into or exercisable or exchangeable for an Ordinary Share or a Preferred Share, a right to acquire an Ordinary Share or a Preferred Share, any other security of the Company, any interest in any of the foregoing, and any securities of the Company issued with respect thereto, including, without limitation, pursuant to a subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.
11.12    “Series A Preferred Share” means a Series A preferred share, par value US$0.01 per share, of the Company.
11.13    “Shares” means the Ordinary Shares and the Preferred Shares.
11.14    “Third Party Approval” means an approval, authorization, consent, qualification, registration, notice, statement, communication, filing or any waiver of any of the foregoing, required to be obtained, filed or delivered to or from a third party.
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[*] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the date first above written.
Synacor China, Ltd.

By: /s/ Qiang Sean Wang
Name:    Qiang Sean Wang
Title:    Chief Executive Officer

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the date first above written.
Maxit Technology Incorporated

By: /s/ Qiang Sean Wang
Name:    Qiang Sean Wang
Title:    Director

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the date first above written.
Synacor, Inc.

By: /s/ William J. Stuart
Name:    William J. Stuart
Title:    Chief Financial Officer

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SCHEDULE A

SCHEDULE OF INVESTORS

FIRST CLOSING

Investor	Purchase Price	Number and Type of Shares

Synacor, Inc.	US$100 (cash)	100 Ordinary Shares
Maxit Technology Incorporated	US$100 (cash)	100 Ordinary Shares

FIRST SERIES A CLOSING

Investor	Purchase Price	Number and Type of Shares

Synacor, Inc.	US$400,000 (cash)	200,000 Series A Preferred Shares

SECOND CLOSING

Investor	Purchase Price	Number and Type of Shares

Synacor, Inc.	Contributions in accordance with Section 2 and Section 3 of the Agreement	999,900 Ordinary Shares
Maxit Technology Incorporated	Contributions in accordance with Section 2 and Section 3 of the Agreement	999,900 Ordinary Shares